Exhibit 10.1
CONSOLIDATED EDISON, INC.
2025 Long Term Incentive Plan Award for Directors

Consolidated Edison, Inc. (“CEI” or the “Company”) hereby grants an Award of fully vested Stock Units (the “Units”) under the CEI Long Term Incentive Plan, effective as of May 15, 2023, as may be amended from time to time (the “Plan”) as follows:

Date of Grant	Vested Units Granted
[DATE]	[NUMBER]

This Award is subject to the terms and conditions set forth herein and in the Plan. The terms of this Award are subject in all respects to the provisions of the Plan, which are incorporated herein by reference. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

Each Unit shall represent the right to receive one Share of Common Stock (“Share”) at the times specified in this Award.

1.Payment. Except as provided in Section 2 herein, in the event of the Director’s separation from service with the Company as determined under the provisions of Section 409A (“Separation from Service”), unless another payment option was elected in accordance with a validly executed deferral form (the “Deferral Form”), the Company shall pay to the Director the Shares underlying the Units in a lump sum as soon as practicable following the date of the Director’s Separation from Service (the “Scheduled Payment Date”) or upon the completion of the deferral period set forth in the Deferral Form, whichever is applicable; provided that payment will be made no later than 60 days following such date. Any sale of Shares shall be in compliance with SEC rules and regulations and the Company’s Insider Trading Policy.

2.Deferred Payment. Notwithstanding Section 1 above, the Director may elect to re-defer the right to receive payment of the Shares underlying the Units beyond the Scheduled Payment Date pursuant to a timely and validly executed deferral form delivered to the Company.

3.Unfunded Promise to Pay. Units represent general, unsecured liabilities of the Company and shall not confer any right, title or interest in any assets of the Company and does not require a segregation of any assets of the Company.

4.Voting and Dividend or Dividend Equivalent Rights. Dividend Equivalents will be earned with respect to the Units. Dividend Equivalent payments on all Units will be re-invested in Units on the Dividend Payment Date, which is the date CEI pays any dividend on outstanding Shares, and will be credited to a dividend book entry account on behalf of the Director with respect to each Unit granted to the Director. Such Dividend Equivalents will be paid in Shares to the Director if and when the related Unit is paid to the Director. Notwithstanding the foregoing, the Director may elect to a receive a percentage amount (in whole percentages) of the Dividend Equivalents to be paid in cash if and when the related Unit is paid to the Director; provided that the Director makes the election in accordance with the procedures set forth in a validly executed deferral form. The Director shall not be entitled to any voting rights or dividends with respect to any Units, unless and until the Director becomes a holder of Shares.

5.No Right to Continued Service. Nothing contained herein shall constitute a contract of service between the Company and the Director, and this Agreement shall not be deemed to be consideration for, or a condition of, continued service of the Director or affect any right of the Company to terminate the Director’s service at any time.

6.Transferability. Except as may otherwise be authorized by the Committee in accordance with the Plan, the Units shall not be subject to alienation, sale, transfer, assignment, pledge, encumbrances, attachment execution, levy garnishment or other legal process by creditors of the Director, the Director’s estate or by the Director. Any attempted transfers shall be null and void and of no effect.

7.Taxes. Any tax obligations of the Director and tax liability therefore, including, without limitation, any penalties or interest based upon such tax obligations, that arise from any payments made to the Director in respect of the Award (or any portion thereof) shall be the Director’s sole responsibility and liability. In addition, the Director hereby agrees that the Company shall not have any liability to the Director in respect of such tax obligations or liability.

8.Amendment. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan, this Agreement or the Units, in whole or in part, as it may deem advisable, except no such action (i) that would require the consent of the Board and/or the stockholders of CEI pursuant to any Applicable Laws, the listing requirement of any national securities exchange or national market system on which are listed any of CEI’s equity securities shall be effective without such consent; and (ii) may be taken without the written consent of the Director, which materially adversely affects his or her rights concerning the Units, except as such termination, suspension or amendment of this Agreement is required by Applicable Laws.

9.Code Section 409A.The Plan and this Agreement are intended to satisfy the applicable requirements of Section 409A or an applicable exemption to Section 409A and shall be administered and interpreted consistent with such intent. If the Committee determines in good faith that any provision contained in the Plan or herein does not satisfy such requirements or could cause any person to recognize additional taxes, penalties or interest under Section 409A, or could otherwise contravene the applicable provisions of Section 409A, the Committee will modify, to the maximum extent practicable, the original intent of the applicable provision without violation of the requirements of Section 409A (“Section 409A Compliance”), and, notwithstanding any provision herein to the contrary, the Committee shall have broad authority to amend or to modify this Agreement, without advance notice to or consent by any person, to the extent necessary or desirable to ensure Section 409A Compliance. Any determination by the Committee shall be final and binding on all parties. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the Company’s sole discretion.

10.Miscellaneous. In the event of a conflict between this document and the Plan, the terms and conditions of the Plan shall control. The Director may request a copy of the Plan from the Secretary at any time.

1208836v8

By accepting this Award in accordance with the procedures established by the Company, the Director has indicated that he/she has received, read, understood and accepted the terms, conditions and restrictions of this Agreement and the Plan and he/she consents to, the terms of this Award and any actions taken under the Plan by CEI (including, without limitation, the Secretary), the Board, the Committee or the Plan Administrator.

___________________________
«FirstName» «LastName»
1208836v8